Exhibit 99.1

Contacts:

Stephen A. Hill, CEO

Jean M. Devine, Director of IR

ArQule, Inc.

(781) 994-0300

www.ArQule.com

For Immediate Release:

ARQULE REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Conference call and Webcast scheduled for today at 9 a.m. Eastern Time

Woburn, Mass. Oct. 23, 2003 – ArQule, Inc. (Nasdaq: ARQL), a drug discovery and development company, today reported its results for the third quarter ended September 30, 2003.

For the third quarter of 2003, ArQule reported revenues of $15,961,000, compared with $16,459,000 for the same period of 2002.  For the quarter, the Company reported a net loss of $29,909,000, or $1.22 per share, compared with a net loss of $5,468,000, or $0.26 per share, for the third quarter of 2002.   The third-quarter 2003 net loss figure includes an in-process research and development charge related to the acquisition of Cyclis Pharmaceuticals of $30,359,000.

For the nine months ended September 30, 2003, revenues were $47,096,000, compared with revenues of  $46,658,000 for the first nine months of 2002.  ArQule reported a net loss of $29,622,000, or $1.28 per share, for the first nine months of 2003, compared with a net loss of $18,770,000, or $0.89 per share, for the first nine months of 2002. The nine-month 2003 net loss figure includes the above-mentioned in-process research and development charge.

ArQule ended the third quarter of 2003 with $74 million in cash and marketable securities.

“Our third quarter marked another period of strong achievement for ArQule.  Through the dedication and focus of our employees, we furthered ArQule’s strategy of becoming a drug discovery and development organization with a therapeutic focus in oncology.  We advanced our pipeline programs, closed our strategic acquisition of Cyclis Pharmaceuticals, began to integrate a novel biology approach to cancer treatment with our unique small-molecule chemistry expertise, and met all collaborator expectations,” said Dr. Stephen A. Hill, ArQule’s President and Chief Executive Officer.

Highlights of the Third Quarter

•                  A Phase I clinical trial of ArQule’s lead anti-cancer compound, ARQ 501 (formerly CO-501), began in late September.

•                  ArQule complemented its strengths in small-molecule chemistry through the acquisition of Cyclis Pharmaceuticals. As a result, ArQule gained a novel anti-cancer biology approach, Activated Checkpoint TherapySM (ACTSM); a lead clinical candidate, ARQ 501; a portfolio of cancer programs based on ACTSM; and, biology expertise.

•                  ArQule named Dr. Chiang J. Li Chief Scientific Officer and Vice President, Head of ArQule Biomedical Institute.  Dr. Li, the co-inventor of Activated Checkpoint TherapySM, is responsible for ArQule’s discovery research, including target identification and target validation activities.

•                  In its p38 MAP Kinase program for inflammation, ArQule advanced one compound, an Optimal Chemical Entity™ (OCE™) named ARQ 101, into pilot toxicity studies, comprising acute toxicity, dose-range finding toxicity, genotoxicity and pharmacokinetics.  Based on results from these studies, ARQ 101 has been nominated as ArQule’s first wholly owned GLP toxicity candidate.  ArQule plans to commence GLP-tox studies by the end of this year.

•                  ArQule fulfilled all requirements of its Pfizer and Bayer agreements and initiated a new pharmaceutical collaboration with Novartis Biomedical Research Institute.

Financial Guidance

ArQule is updating financial guidance for the year ending December 31, 2003. ArQule now expects revenues to range between $58 and $60 million.  This increase from prior guidance of $56 to $58 million primarily reflects achievements at the high end of expectations for Pfizer.

The Company expects: the total cost of revenue to range between $37 and $38 million; total research and development expense to range between $20 and $21 million; marketing, general and administrative expense to range between $10 and $11 million; and, net investment income to range between $500,000 and $600,000.  All these figures are unchanged from second quarter guidance.

ArQule now expects its net loss for 2003 to range from $37 to $39 million, a reduction from previous guidance of $40 to $42 million.  This includes the impact of the in-process research and development charge of approximately $30 million related to the close of the Cyclis acquisition.

ArQule now expects its net use of cash to range between $22 and $24 million, a reduction from previous guidance of $24 to $26 million. This includes payments of substantially all of Cyclis’ liabilities of approximately $5 million and the cash portion of the purchase price and closing-related costs of $7 million.

ArQule will hold a conference call today at 9:00 a.m. Eastern Time.  Dr. Stephen A. Hill, President and Chief Executive Officer, will lead the call and be joined by Dr. Andrew Uprichard, Chief Operating Officer, and Dr. Chiang J. Li, Chief Scientific Officer.

Date:	Thursday, October 23, 2003
Time:	9:00 a.m. ET

Conference Call Numbers
Toll Free:	(800) 268-8047
Toll:	(312) 461-0644
Access Number:	5907532
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820.  The replay access code is 699802.

ArQule, Inc. is engaged in the discovery and development of novel drugs for the treatment of cancer and inflammation.  The Company is combining molecular biology expertise and a unique approach to anti-cancer therapies, Activated Checkpoint TherapySM (ACTSM), with its small-molecule chemistry expertise and method for discovering Optimal Chemical EntitiesTM (OCEsTM).  OCEsTM are small-molecule compounds designed for an optimal balance of drug-like properties. In addition to advancing its own programs, ArQule continues to advance drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ability to integrate successfully ArQule’s biology experience and ACTSM platform with its small-molecule chemistry expertise; the ability to design OCEsTM; the ACTSM approach may not improve efficacy nor reduce toxicity; the therapeutic index for ARQ 501 may prove narrower than expected giving ArQule less flexibility in selecting doses for the Phase I trial; positive early-stage preclinical results may not be repeated in later studies or in humans; other compounds in a series may not demonstrate favorable characteristics and the next-generation programs may fail; due to the inability to enter into future or maintain present collaborations with pharmaceutical or biotechnology companies or to raise additional funds in uncertain equity markets, ArQule may not be able to prosecute further clinical trials for ARQ 501; ArQule may fail to recruit adequate numbers of appropriate patients;  as a result of unforeseen delays ArQule may not be able to commence GLP toxicity studies this year for the OCETM in the p38 MAP Kinase program; the ability to successfully satisfy milestones and deliver compounds to corporate collaborators; the progress of product research and development activities in ArQule’s present portfolio and projected expenditures; ArQule’s chemistry expertise may not contribute to advancing its  pipeline; the market opportunity for ArQule’s compounds may disappoint and competition may become more challenging than anticipated; ArQule may fail to achieve the increased revenue forecasted herein, and the cost of revenue may exceed that which is forecasted herein; ArQule may use more cash than forecasted herein; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange

Commission on March 31, 2003 and its Form S-3 filed with the Commission on October 8, 2003.  The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2003	2002	2003	2002
Revenue:
Compound development revenue	$15,961	$15,959	$47,096	$45,192
Compound development revenue - related parties	—	500	—	1,466
Total revenue	15,961	16,459	47,096	46,658

Costs and expenses:
Cost of revenue	8,878	9,364	27,069	26,438
Research and development	4,726	8,064	12,860	24,434
Marketing, general and administrative	2,349	3,444	7,165	10,268
Stock-based compensation	—	468	—	2,660
Amortization of intangibles	—	845	—	2,530
Restructuring credit	(290)	—	(290)	—
In-process research and development	30,359	—	30,359	—
Total costs and expenses	46,022	22,185	77,163	66,330

Loss from operations	(30,061)	(5,726)	(30,067)	(19,672)

Net investment income	152	258	445	902

Net loss	$(29,909)	$(5,468)	$(29,622)	$(18,770)

Basic and diluted net loss per share (A)	$(1.22)	$(0.26)	$(1.28)	$(0.89)

Weighted average common shares outstanding	24,536	21,205	23,213	21,156

(A)  Basic and diluted net loss per share amounts were equal in all loss periods presented

Balance sheet data:	September 30, 2003	December 31, 2002
	(Unaudited)

Cash, cash equivalents and marketable securities	$74,398	$85,626
Working capital	54,175	54,176
Total assets	130,702	145,079
Stockholders’ equity	88,369	93,715

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